Exhibit 5.3


                  [Letterhead of Richards, Layton & Finger PA]





                                September 8, 2003




Scottish Holdings Statutory Trust II
c/o Scottish Re Group Limited
P.O. Box HM 2939
CrownHouse, Third Floor
4 Par-la-Ville Road
Hamilton HM12
BERMUDA


     Re:  Scottish Holdings Statutory Trust II

Ladies and Gentlemen:

          We have acted as special Delaware counsel for Scottish Re Group Limited (f/k/a Scottish Annuity & Life Holdings, Ltd.), a Cayman Island exempted company (the "Company"), and Scottish Holdings Statutory Trust II, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, we have made such inquiries and have examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of originals or copies of the following:

          (a) The Certificate of Trust of the Trust, dated April 11, 2003, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on April 11, 2003 (the "Certificate of Trust");

          (b) The Declaration of Trust of the Trust, dated as of April 11, 2003, between the Company and the trustees of the Trust named therein;

          (c) The Registration Statement on Form S-3, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), filed by the Company and the Trust with the Securities and Exchange Commission (the "SEC") on or about April 15, 2003, as amended by Post Effective Amendment No. 1 thereto, filed by the Company and the Trust with the SEC on or about September 8, 2003 (as amended, the "Registration Statement");

          (d) A form of Amended and Restated Declaration of Trust for the Trust, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (including Schedule I


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Scottish Holdings Statutory Trust II
September 8, 2003
Page 2


and Exhibits A and B thereto) (the "Declaration of Trust"), attached as an exhibit to the Registration Statement; and

          (e) A Certificate of Good Standing for the Trust, dated September 8, 2003, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Declaration of Trust and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a certificate for such Preferred Security in the form prescribed by the Declaration of Trust and the payment for such Preferred Security, in accordance with the Declaration of Trust and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Declaration of Trust and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating


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Scottish Holdings Statutory Trust II
September 8, 2003
Page 3


thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

          2. The Preferred Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declaration of Trust.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.


                                      Very truly yours,

                                      /s/ Richards, Layton & Finger PA


CDK/pm